EXHIBIT 23.3

Ronald R. Chadwick, P.C.

Certified Public Accountant

2851 South Parker Road

Suite 720

Aurora, Colorado  80014

Phone (303)306-1967

Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Promap Corporation on Post Effective Amendment No. 1 to Form S-1 of my Report of Independent Registered Public Accounting Firm, dated March 22, 2011, on the balance sheets of Promap Corporation as at December 31, 2009 and 2010, and the related statements of operations, stockholders' equity, and cash flows for the years then ended.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

RONALD R. CHADWICK, P.C.

Aurora, Colorado

April 7, 2011

Ronald R. Chadwick, P.C.